Registration No. 54504

GOVERNMENT OF BERMUDA

**Registrar of Companies**

The Companies Act 1981

# CERTIFICATE OF DEPOSIT OF MEMORANDUM OF INCREASE OF SHARE CAPITAL

**THIS IS TO CERTIFY** that a Memorandum of Increase of Share Capital
of

**Altamira Therapeutics Ltd.**

was delivered to the Registrar of Companies on the **30th day of May 2024** in accordance with section 45(3) of ***the Companies Act 1981*** (the "Act").

Kenneth Joaquin
**Registrar of Companies**
30th day of May 2024

Memorandum of Increase of Share Capital
The Companies Act 1981

# Altamira Therapeutics Ltd. (54504)

**Filing Date** 30-May-2024 14:54:13

## Shareholdings

*Changed*

| | |
|---|---|
| **Currency** | USD - United States Dollar |
| **Authorised share capital** | 12,000.00 |
| **Increase by** | 190,000.00 |
| **Authorised share capital as increased** | 202,000.00 |

**Submitted By**

CONYERS CORPORATE SERVICES (BERMUDA) LIMITED
DIVINA LOOBY
BERMUDA, CLARENDON HOUSE, 2 CHURCH STREET, HAMILTON, PEMBROKE, HM11